UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                                      November 7, 2001

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12040	85-0410612
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Sun Avenue, NE
Albuquerque, New Mexico 87109
(505) 821-3355
(Address and telephone number of Registrant)

1.

Item 3. Bankruptcy or Receivership

Sun Healthcare Group, Inc. and certain of its subsidiaries filed a joint plan of reorganization ("the Plan") in the U.S. Bankruptcy Court for the District of Delaware on November 7, 2001. Sun and its subsidiaries voluntarily filed for chapter 11 protection on October 14, 1999.

The confirmation and consummation of the Plan are subject to certain conditions including the receipt of the requisite affirmative votes from various creditor classes to accept the Plan, the Bankruptcy Court's determination that the Plan satisfies the statutory requirements for confirmation under the bankruptcy code, and obtaining new lending commitments to refinance Sun's existing debtor in possession credit agreement and pay other administrative claims. There can be no assurance that the Plan as submitted will be confirmed or consummated. The Plan has the support of Sun's most significant creditor constituencies.

The Plan, as filed, provides for the issuance of new common stock, of which approximately 90% would be issued to Sun's senior lenders and approximately 10% to Sun's general unsecured creditors. Holders of Sun's senior subordinated debt would receive warrants to purchase approximately 5% of the new common stock. Existing holders of Sun's common stock, convertible subordinated debt and convertible trust issued preferred securities would receive no distribution under the Plan.

Item 5. Other Events

On November 6, 2001, Sun's president and chief executive officer, Mark G. Wimer, submitted his resignation to provide for an orderly management transition in connection with consummation of the Plan. Sun's Board of Directors filled several vacancies on the Board and then submitted their resignations as well.

The newly constituted Board appointed Richard K. Matros as Sun's chief executive officer and chairman of the board. Sun's new directors are Gregory S. Anderson, Bruce C. Vladeck, Steven L. Volla, Milton J. Walters, and Richard K. Matros.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements

None.

2.

(b)	Pro Forma Financial Information

None.

(c)	Exhibits

2.1	Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code.
2.2	Disclosure Statement for Debtors' Joint Plan of Reorganization.
99.1	Press release dated November 7, 2001 announcing management transition.
99.2	Press release dated November 8, 2001 announcing the filing of Joint Plan of Reorganization.

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ Wallace E. Boston, Jr.
Name: Wallace E. Boston, Jr.
Title: Chief Financial Officer

Dated: November 14, 2001

4.

INDEX TO EXHIBITS

EXHIBIT NO.	IDENTITY OF EXHIBIT

2.1	Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code
2.2	Disclosure Statement for Debtors' Joint Plan of Reorganization
99.1	Press release dated November 7, 2001 announcing management transition
99.2	Press release dated November 8, 2001 announcing the filing of the Joint Plan of Reorganization